EXHIBIT 10.7

Agreement for Project Development Services

This Agreement for Project Development Services (the “Agreement”) is made and entered into on this 7th day of October, 2005, between Tennessee Valley Agri-Energy, hereafter known as “Client,” and BBI International, hereafter known as “Contractor.”

Client is identified as:

Tennessee Valley Agri-Energy

540 Little Dry Creek Road

Pulaski, TN 38478

(931) 424-0653 office

(931) 424-6168 fax

Contractor is identified as:

BBI International

602 Park Point Drive

Suite 250

Golden, CO 80401

(303) 526-5655 office

(303) 526-7776 fax

Whereas, Client desires assistance in carrying out project development and project financing activities required to build an ethanol plant in or near Decatur, Alabama, and Contractor is willing to complete said tasks.

Now, therefore, it is mutually agreed that,

Client retains the services of Contractor to conduct the tasks outlined in “Attachment A,” under the following conditions and tenets:

1.          CONTRACT TASKS Contractor shall complete the tasks specified in “Attachment A.” Changes to the Agreement tasks cannot be made, after contract signing, without the express written consent of both Client and Contractor.

2.          BEST INTERESTS Contractor shall represent the best interest of Client at all times.

3.          PROJECT DEVELOPMENT RETAINER, EXPENSES, SUCCESS FEE Contractor shall carry out the project development activities specified in Attachment A. Client shall pay Contractor a monthly retainer of $10,000 per month plus travel expenses and other approved expenses. In no event shall client be obligated to pay Contractor a monthly retainer hereunder in excess of $120,000 without written modification of this Agreement. All travel will be completed as economically as possible.

Contractor will invoice Client at the beginning of each month for the current month’s retainer and for travel expenses from the prior month. The first monthly payment shall be due upon execution by all parties of this Agreement. Subsequent invoices shall be paid net 20-days after receipt and approval of invoices by Client. Contractor shall itemize each invoice to detail the work performed and all travel or other expenses, including design, printing, advertising and rentals related to project financing tasks. Any expense in excess of $500.00 must be pre-approved by Client.

In addition, Contractor will collect a success fee for project development and project financing activities upon Successful Financial Closing for the project. Successful Financial Closing is defined as actual closing (execution and delivery of all documents) by the Client with its project lender(s) providing for all financing, including senior and subordinated debt, and any other project financing characterized by debt obligations as required by the project’s Senior Debt lender.

The success fee for reaching Financial Closing for the project shall be one and one-half percent (1.5%) of the total capitalized cost of the project. The total capitalized cost shall include all equity, mezzanine or subordinated debt and senior debt which when combined allow for the Successful Financial Closing of the project. All success fees are payable to Contractor upon Successful Financial Closing and are not payable if the project does not close.

4.          CONFIDENTIALITY Contractor agrees to maintain as confidential all information obtained in the process of completing the project. This obligation of confidentiality shall survive the termination of this Agreement and remain if effect until such time Client releases Contractor from the confidentiality obligation.

5.          DURATION The duration of this Agreement shall be the time necessary to achieve Successful Financial Closing. Client’s and Contractor’s goal is to achieve Successful Financial Closing in twelve (12) months or less from the date this Agreement is signed by all parties. Client agrees that this goal is non-binding and is aware that it may take longer to reach Successful Financial Closing.

6.          TERMINATION Client may initiate the termination of this Agreement should Contractor fail to fulfill its obligations under this Agreement. However, Client will allow for consultation and provide Contractor the opportunity to cure the cause for termination. Client may also terminate this Agreement if, in the sole discretion of Client, the completion of the ethanol project becomes infeasible for any reason. Termination of the contract must be in writing.

7.          DISPUTE RESOLUTION If a dispute arises out of or relating to this Agreement or the breach of this Agreement, and if the dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation. Mediation shall consist of an informal, nonbinding conference or conferences between the parties and the mediator jointly, and at the discretion of the mediator, then in separate caucuses in which the mediator will seek to guide the parties to a resolution of the case. The parties shall attempt to select a mutually acceptable mediator. If the parties cannot agree upon a mediator, the parties shall seek assistance in the appointment of a mediator from the District Judge in the County of Davidson, State of Tennessee.

8.          CHOICE OF LAW, JURISDICTION AND VENUE This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Illinois. Any and all actions, suits, or judicial proceedings upon any claim arising from or relating to this Agreement, subject to Paragraph 7 herein, shall be instituted and maintained in the County of Davidson, State of Tennessee. Each party waives the right to change of venue, or to file any action, suit or judicial proceeding in federal court. Notwithstanding this provision, if it is judicially determined that either party may file an action, suit or judicial proceeding in federal court, such action, suit or judicial proceeding shall be in the Federal District Court for the District of Middle Tennessee.

IN WITNESS WHEREOF, CLIENT AND CONTRACTOR, by and through its proper officers duly authorized to execute this Agreement, have hereunto set their hands.

TENNESSEE VALLEY AGRI-ENERGY

By:	/s/ Bartt McCormack

Printed Name:	Bartt McCormack

Title:	Chairman

BBI INTERNATIONAL

By:	/s/ Mark Yanceyk

Printed Name:	Mark Yancey

Title:	Vice President

ATTACHMENT A

Ethanol Project Development and Project Financing
Scope of Work

September 29, 2005

Contractor shall provide the project development and project financing services required to develop the Tennessee Valley Agri-Energy ethanol project from Feasibility Study to Successful Financial Closing and groundbreaking. Contractor and Client will work closely together to complete the following project development and project financing activities.

Contractor will assign specific individuals, with the required skills, to complete the required tasks for the project. Contractor will assign a Project Manager to the project who will be responsible for all aspects of managing Contractor’s work and coordinating communications with Client. When necessary, Contractor will assist in the selection of and negotiations with appropriate subcontractors.

The scope of work described below is divided into two phases: 1) Feasibility Study and 2) Project Development and Project Financing. The Phase I Feasibility Study will be a detailed study designed to assess all aspects of ethanol production in the study area including:

•             Detailed assessment of local and imported grain supply and pricing

•             Review of potential plant sites and site recommendation

•             Ethanol and co-product market analyses

•             Preliminary capital and operating cost estimates for three ethanol plant sizes

•             Detailed financial analysis including a 10-year proforma statement of cash flows, income statement and a balance sheet

•             Sensitivity studies for corn, ethanol, distillers grain, alternative energy sources if available, energy pricing and plant capacity

Phase I.  Feasibility Study

Task 1.                               Hold a project kickoff meeting with Client. BBI will present an overview of the project and review key issues with the Client. BBI will also conduct site inspections during this trip.

Task 2.                               Review and assess potential sites for the ethanol facility. The site assessment shall include an evaluation of rail and road transportation infrastructure, gas and electric utilities, water, land cost, wastewater disposal options, proximity to communities, corn supply and access to ethanol, distiller grain and carbon dioxide markets.

Task 3.                               Review state and federal permits required for a dry mill ethanol plant.

Task 4.                               Appraise the availability and cost of local grain, imported grain and other suitable feedstocks for ethanol production. BBI will define the local grain procurement area and assess the adequacy of local grain production versus the proposed ethanol plant capacity. Major competitors for grain within the local feedstock area will be identified and their impact on grain available and price will be assessed. Historical grain pricing will be documented and the potential basis impact of the proposed ethanol plant will be estimated. For projects that may require imported grain (from the U.S. Corn Belt), BBI will determine the grain source, historical pricing and transportation costs.

Task 5.                               Analyze the local and regional ethanol and distillers grain markets and the local carbon dioxide (CO2) market. Each market analysis shall include the following:

Market Definition – The potential markets for ethanol, distillers grain and CO2 that can be competitively served by the project will be defined. Local ethanol markets are typically within 150 miles of the project with the regional market up to 450 miles away. Specific ethanol markets and fuel ethanol blending terminals within these markets will be identified. The markets for the project’s distillers grain and CO2 will be defined in a similar manner.

Market Trends – The market analysis will document the current and historical use of ethanol, distillers grain and CO2 and identify trends in local and regional markets. Trends in product and coproduct production, use and pricing will be analyzed. Historical pricing for ethanol, distillers grain and CO2 will also be documented. Up to 10 years of historical data will be documented if available.

Ethanol Market Potential – Estimates of the local, regional and national market potential for the project’s ethanol will be determined. The division of the project’s ethanol between local, regional and national markets will be estimated and the resulting blended pricing and shipping costs to these markets will be determined.

Distillers Grain Market Potential – Estimates of the local and regional market potential for the project’s wet and dry distillers grain will be made based on a detailed analysis of the number and size of cattle operations, dairies and other potential users in the region.

Carbon Dioxide Market Potential – Estimates of the local and regional market potential for the project’s carbon dioxide will be made based on an analysis of CO2 supply and demand in the region.

Task 6.                               Determine the preliminary capital and operating costs (using inputs from leading ethanol design/build companies) for ethanol production for three sizes of dry mill ethanol plants (to be discussed and decided at the kickoff meeting). The capital cost estimate will have an accuracy of +/-20%. BBI will determine the preferred size ethanol plant based on the availability of feedstock, ethanol and coproduct markets and equity considerations.

Task 7.                               BBI will use its proprietary financial model to evaluate the proposed ethanol project. Return on Investment (ROI), Internal Rate of Return (IRR) and/or Net Present Value (NPV) will be used to assess the project viability at the preferred site for each plant size. The financial analysis will include a 10-year balance sheet, income statement and cash flow statement. The financial assumptions will be clearly stated and will be based on the conclusions of the feasibility study and on BBI’s assumptions as to the performance of certain commodity markets affecting feedstock and product prices in the future. A sensitivity study will be performed for ethanol, corn, distillers grain and energy pricing and for wet versus dry distillers grain sales.

Task 8.                               BBI will provide an Executive Summary that will include key findings of the study, BBI’s recommendation whether to proceed, and identification of significant issues and key risks.

BBI will submit the draft Phase I Feasibility Study within 45 days of receipt of a signed contract and initial retainer payment.

Phase II - Project Development

Should the results of the feasibility study be positive and Client concurs with the results, BBI will then immediately begin the following scope of work as a continuation of its project development services. Phase II is subdivided into two major activities: Project Management and Project Financing.

Project Management

Task 9.                               A strategic planning meeting will be held to reach full agreement on the path forward and to introduce the entire BBI Project Development Team to the Client. At this meeting we will review the scope of work and project development strategy, and finalize responsibilities and assignments. BBI will develop along with Client, a realistic timeline for the project’s development.

Task 10.                        BBI will work with Client in selecting appropriate legal counsel (if desired) for business formation and determination of the tax and liability implications for the project directors, owners and investors. Legal counsel will also be required for the development of offering documents. BBI recommends that Client have local representation for issues such as purchasing the site, as well as representation that is experienced in ethanol project development issues.

Task 11.                        BBI will complete a Business Plan for the project and update it regularly as the project is developed and specific issues are resolved.

Task 12.                        BBI will assist and make recommendations in the initial screening of qualified ethanol process design/build and engineering firms. BBI will develop a Request for Proposal to be sent to the selected finalists for the design and construction of the ethanol plant. BBI’s team of experts will prepare a detailed technical and financial analysis of the proposals. Client will interview and make the final selection of the process design/build company and general contractor for the project.

Task 13.                        BBI will assess and advise Client of capital and equity requirements, and will develop a projection of the timing of expenditures throughout the project development phase.

Task 14.                        Client and BBI will jointly develop and implement a strategy for raising up to $1 million in seed capital to advance the project through the Project Development and Financing phases of the project.

Task 15.                        Client and BBI will jointly develop a political strategy that will help move the project forward. BBI will also develop a media strategy and media package for the project.

Task 16.                        Client and BBI will meet with local government officials to advise them of the project and garner their support for the project.

Task 17.                        BBI will work with Client to organize a tour of several ethanol facilities for Client, government officials, lenders and possible investors in the project.

Task 18.                        BBI will work with Client to select and provide oversight of subcontractor(s) to secure all necessary permits. BBI will participate with subcontractors in all necessary meetings with permitting agencies and local government agencies as necessary to secure all required permits

Task 19.                        BBI will interview and recommend to Client a risk management company. The risk management company will work with Client to manage variances in corn, natural gas, electricity and commodity prices.

Task 20.                        BBI will assist Client in the negotiation of rail, water, sewer and other utility contracts as requested.

Task 21.                        BBI will identify and recommend appropriate marketing firms to Client and assist in negotiating marketing and off-take agreements for ethanol, distillers grains and possibly CO2.

Task 22.                        Through the BBI Biofuels Recruiting Services®, BBI will work with Client to select and hire a General Manager, owner’s construction manager and other key personnel as needed for the project. Under an exclusive contract between BBI and Client, BBI will recruit and screen candidates based on Client’s specifications. BBI will deliver resumes of individuals that have been screened to meet Client’s qualifications and are seriously interested in the position and the location of the project. The fee for successful placement of a candidate is 20% of the person’s first year salary and no payment is made to BBI until the position is filled.

Project Financing

Task 23.                        BBI will work with Client to raise equity via a private placement or other equity partnering arrangements. BBI will educate potential investors regarding the project that Client identifies. In addition to BBI’s experience in facilitating and organizing equity raising efforts, BBI’s contacts within the ethanol industry provide access to a significant number of potential investors and partners in the industry. BBI will introduce Client to potential investors and partners for the project and will direct efforts to raise the equity for the project.

It should be noted that all work performed within the equity raising portion of the scope of work will be under the guidance and limitations of both state and federal securities regulations.

Task 24.                        BBI will develop a list of recommended lender(s) for the project and arrange meetings with these prospective lenders for project debt financing. BBI will attend and assist in the preparation for all lender meetings.  We will assist in the preparation and review of presentation materials, review term sheets, and assist in negotiating construction and permanent financing for the project.  Printing and graphic design charges, if any, will be the responsibility of Client.

Task 25.                        BBI will make available its proprietary Financial Model to banks and prospective lenders (with an appropriate non-disclosure agreement in place) and assist lenders in using the BBI Financial Model as needed.